Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Information

As used in this unaudited condensed combined financial information, “Nexstar” refers to Nexstar Media Group, Inc. (formerly Nexstar Broadcasting Group, Inc.) and its consolidated subsidiaries; “Nexstar Broadcasting” refers to Nexstar Broadcasting, Inc., a wholly owned subsidiary of Nexstar; “Nexstar Escrow” refers to Nexstar Escrow Corporation, a wholly owned subsidiary of Nexstar; “Mission” refers to Mission Broadcasting, Inc., a consolidated variable interest entity, and the “Company” refers to Nexstar, Mission and other consolidated variable interests entities, and all references to “we”, “our”, “ours”, and “us” refer to Nexstar.

On January 17, 2017, Nexstar completed its previously announced merger with Media General, Inc. (“Media General”), a Virginia corporation (such date, the “Closing Date,” and such merger, the “Merger”). Following the Merger, Nexstar owns, operates, programs or provides sales and other services to 171 full power television stations in 100 markets, reaching approximately 44.7 million viewers or nearly 39% of all U.S. television households. The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of January 27, 2016 (the “Merger Agreement”), by and among Nexstar, Neptune Merger Sub, Inc., a Virginia corporation and a wholly owned subsidiary of Nexstar, and Media General.

Pursuant to the terms of the Merger Agreement, upon the completion of the Merger, each issued and outstanding share of common stock, no par value, of Media General immediately prior to the effective time of the Merger, other than shares or other securities representing capital stock in Media General owned, directly or indirectly, by Nexstar or any subsidiary of Media General, was converted into the right to receive (i) $10.55 in cash, without interest (the “Cash Consideration”), (ii) 0.1249 of a share of Nexstar’s Class A Common Stock (the “Nexstar Common Stock”), par value $0.01 per share (the “Stock Consideration”), and (iii) one non-tradeable contingent value right (“CVR”) representing the right to receive a pro rata share of the net proceeds from the disposition of Media General’s spectrum in the FCC’s ongoing spectrum auction (the “FCC auction”), subject to and in accordance with the contingent value rights agreement governing the CVRs (the CVR, together with the Stock Consideration and the Cash Consideration, the “Merger Consideration”). The CVRs are not transferable, except in limited circumstances specified in the agreement governing the CVRs. Each unvested Media General stock option outstanding immediately prior to the effective time of the Merger became fully vested and was converted into an option to purchase Nexstar Common Stock at the same aggregate price as provided in the underlying Media General stock option, with the number of shares of Nexstar Common Stock adjusted to account for the Cash Consideration and the exchange ratio for the Stock Consideration. Additionally, the holders of Media General stock options received one CVR for each share subject to the Media General stock option immediately prior to the effective time of the Merger. All other equity-based awards of Media General outstanding immediately prior to the Merger vested in full and were converted into the right to receive the Merger Consideration.

Pursuant to the terms of the Merger Agreement, Nexstar Media Group, Inc. paid Cash Consideration of approximately $1.4 billion, issued a total of 16,231,070 shares, including the reissuance of shares from its treasury, of Nexstar Common Stock with a fair value of approximately $1,031.5 million and issued 228,438 stock option replacements with an estimated fair value of $10.7 million on the Closing Date. Nexstar anticipates to receive, later in 2017, approximately $479 million of gross proceeds from the disposition of Media General’s spectrum in the FCC auction. Nexstar does not anticipate any disposition of its spectrum. The value of each CVR was estimated to be worth between $1.70 and $2.10 based on the estimated gross proceeds, less estimated transaction expenses, repacking expenses and taxes as defined in the CVR agreement.

Simultaneous with the closing of the Merger, certain then-existing indebtedness of the Company and Media General were extinguished, including the Company’s term loans and revolving loans with an aggregate principal balance of $670.8 million and Media General’s outstanding term loans and senior unsecured notes with an aggregate principal balance of approximately $1,679.4 million. We assumed the $400.0 million 5.875% senior notes due 2022 issued by LIN Television Corporation, a Delaware corporation, which became our indirect subsidiary as of the Closing Date. These notes are guaranteed by Nexstar and Nexstar Broadcasting.

Concurrent with the Merger, Nexstar also completed the previously announced sale of the assets of 12 full power television stations in 12 markets for a total consideration of $547.8 million, plus working capital adjustments and assumed pension liability. Five of the divested stations were previously owned by Nexstar and were sold for an estimated $115.6 million in cash, plus working capital adjustments (the “Nexstar Divestitures”). The other seven stations were previously owned by Media General and were sold for a total consideration of $432.2 million, plus working capital adjustments and assumed pension liability (the “Media General Divestitures”).

The Cash Consideration, the refinancing of the then-existing indebtedness of the Company and Media General and the related fees and expenses were funded through a combination of proceeds from station divestitures, proceeds from the 5.625% senior unsecured notes due 2024 and the related pre-funded interest that were previously deposited in an escrow account of $927.8 million (the “5.625% Notes”) and borrowings from new term loans, net of financing costs and discounts, of $2,425.8 million.

The unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2016 has been derived from (1) the audited historical consolidated financial statements of Nexstar as of and for the three years ended December 31, 2016 and (2) the audited historical consolidated financial statements of Media General as of and for the three years ended December 31, 2016.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 have been prepared as though the Merger occurred as of January 1, 2016, and the unaudited pro forma condensed combined balance sheet information at December 31, 2016 has been prepared as if the Merger occurred as of this date.

The pro forma adjustments give effect to events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. Accordingly, an estimated principal amount of debt issuance has been reflected in the pro forma adjustments to fund the Merger, the refinancing of certain existing debt of Nexstar and Media General and the related fees and expenses. The pro forma adjustments are based on available information and assumptions that the Nexstar management team believe are reasonable.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the combined company would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies that management of Nexstar and Media General believe could have been achieved had the Merger been completed on the dates assumed.

The actual amounts recorded as of the closing of the transaction may differ materially from the information presented in the unaudited pro forma condensed combined financial information as a result of several factors, including the following:

•

completion of full valuation procedures on Media General’s net assets, which could result in materially different fair values of acquired assets, assumed liabilities and noncontrolling interests. Any changes in the valuation could also impact the basis used to allocate the sales prices of divested stations previously owned by Nexstar and Media General;

•

changes in Media General’s net assets between the pro forma balance sheet as of December 31, 2016 and the closing of the transaction on January 17, 2017, which could impact the estimated fair values as of the effective date of the Merger;

•	the net proceeds from the FCC auction, which could impact the value of the combined company as of the Closing Date as well as the value of each CVR;
•	other changes in net assets that may have occurred prior to the closing of the transaction, which could cause material differences in the information presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and in conjunction with the consolidated financial statements and related notes of both Nexstar filed with the Securities and Exchange Commission and Media General filed herewith.

NEXSTAR MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2016

(in thousands)

	Historical		Pro Forma Adjustments
	Nexstar	Media General	Merger		Media General Divestitures		Pro Forma Merger (Subtotal)	Nexstar Divestitures		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$87,680	$40,839	$(481,867)	(a)	$367,481	(a)	$14,133	$114,386	(a)	$128,519
Accounts receivable, net	218,058	328,931	-		(18,854)	(b)	528,135	(7,726)	(b)	520,409
Prepaid expenses and other current assets	57,479	10,340	415,281	(d)	(243)	(b)	482,857	(1,429)	(b)	481,428
Total current assets	363,217	380,110	(66,586)		348,384		1,025,125	105,231		1,130,356
Property and equipment, net	276,153	436,008	89,218	(c)	(46,705)	(b)	754,674	(9,050)	(b)	745,624
Goodwill	473,304	1,451,036	276,920	(c)	(52,037)	(b)	2,149,223	(19,963)	(b)	2,129,260
FCC licenses	542,524	1,097,100	543,500	(c)	(165,800)	(b)	2,017,324	(17,733)	(b)	1,999,591
Other intangible assets, net	324,737	767,676	579,359	(c)	(151,004)	(b)	1,520,768	(6,016)	(b)	1,514,752
Restricted cash	901,080	-	(901,080)	(e)	-		-	-		-
Other noncurrent assets, net	85,070	29,954	20,886	(c),(f)	(34)	(b)	135,876	(1,319)	(b)	134,557
Total assets	$2,966,085	$4,161,884	$542,217		$(67,196)		$7,602,990	$51,150		$7,654,140
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of debt	$28,093	$3,200	$(1,499)	(g)	$-		$29,794	$-		$29,794
Accounts payable	19,754	22,327	-		(420)	(b)	41,661	(417)	(b)	41,244
Accrued expenses	115,505	118,295	260,943	(h)	(1,888)	(b)	492,855	28,452	(b),(n)	521,307
Other current liabilities	26,226	800	-		(17)	(b)	27,009	(1,510)	(b)	25,499
Total current liabilities	189,578	144,622	259,444		(2,325)		591,319	26,525		617,844
Debt	2,314,326	2,039,924	129,970	(c),(g)	-		4,484,220	-		4,484,220
Deferred tax liabilities	132,008	347,267	578,077	(i)	-		1,057,352	(9,789)	(b)	1,047,563
Other noncurrent liabilities	45,819	219,863	-		(60,152)	(b)	205,530	(1,713)	(b)	203,817
Total liabilities	2,681,731	2,751,676	967,491		(62,477)		6,338,421	15,023		6,353,444
Commitments and contingencies
Stockholders' equity:
Preferred stock	-	-	-		-		-	-		-
Common stock	316	1,302,748	(1,302,591)	(j),(k)	-		473	-		473
Additional paid-in capital	386,921	-	1,014,842	(k)	-		1,401,763	-		1,401,763
(Accumulated deficit) retained earnings	(176,583)	143,619	(208,472)	(j),(l)	(4,719)	(m)	(246,155)	36,127	(o)	(210,028)
Accumulated other comprehensive loss	-	(39,051)	39,051	(j)	-		-	-		-
Treasury stock	(41,513)	-	27,188	(k)	-		(14,325)	-		(14,325)
Total Nexstar stockholders' equity	169,141	1,407,316	(429,982)		(4,719)		1,141,756	36,127		1,177,883
Noncontrolling interests in consolidated variable interest entities	115,213	2,892	4,708	(c)	-		122,813	-		122,813
Total stockholders' equity	284,354	1,410,208	(425,274)		(4,719)		1,264,569	36,127		1,300,696
Total liabilities and stockholders' equity	$2,966,085	$4,161,884	$542,217		$(67,196)		$7,602,990	$51,150		$7,654,140

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NEXSTAR MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments
	Nexstar	Media General	Merger		Media General Divestitures		Pro Forma Merger (Subtotal)	Nexstar Divestitures		Pro Forma Combined

Net revenue	$1,103,190	$1,498,869	$-		$(105,243)	(u)	$2,496,816	$(39,324)	(u)	$2,457,492
Operating expenses:
Direct operating expenses, excluding depreciation and amortization	381,997	617,305	(7,125)	(p)	(33,309)	(u)	958,868	(9,956)	(u)	948,912
Selling, general, and administrative expenses, excluding depreciation and amortization	263,606	351,405	(8,377)	(q)	(21,198)	(u)	585,436	(8,017)	(u)	577,419
Amortization of broadcast rights	57,145	48,601	7,125	(p)	(2,147)	(u)	110,724	(3,720)	(u)	107,004
Depreciation and amortization	97,872	161,284	(3,208)	(r)	(8,502)	(u)	247,446	(2,183)	(u)	245,263
Goodwill impairment	15,262	112,511	-		-		127,773	-		127,773
Merger-related expenses	-	71,158	(69,090)	(q)	-		2,068	-		2,068
Retructuring expenses	-	4,957	-		-		4,957	-		4,957
Total operating expenses	815,882	1,367,221	(80,675)		(65,156)		2,037,272	(23,876)		2,013,396
Income from operations	287,308	131,648	80,675		(40,087)		459,544	(15,448)		444,096
Interest expense, net	(116,081)	(113,245)	15,366	(s)	-		(213,960)	-		(213,960)
Loss on extinguishment of debt	-	(2,541)	-		-		(2,541)	-		(2,541)
Other (expenses) income	(555)	270	-		20	(u)	(265)	-		(265)
Income (loss) before income taxes	170,672	16,132	96,041		(40,067)		242,778	(15,448)		227,330
Income tax (expense) benefit	(77,572)	(44,897)	(38,076)	(t)	15,808	(t)	(144,737)	5,993	(t)	(138,744)
Net income (loss)	93,100	(28,765)	57,965		(24,259)		98,041	(9,455)		88,586
Net income attributable to noncontrolling interests	(1,563)	(1,208)	-		-		(2,771)	-		(2,771)
Net income (loss) attributable to Nexstar	$91,537	$(29,973)	$57,965		$(24,259)		$95,270	$(9,455)		$85,815

Net income per common share attributable to Nexstar:
Basic	$2.98									$1.83
Diluted	$2.89									$1.79
Weighted average number of common shares outstanding:
Basic	30,687		16,231	(v)						46,918
Diluted	31,664		16,407	(v)						48,071

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information and explanatory notes give effect to the Merger, including an estimated impact of the divestiture of certain Nexstar and Media General stations and the borrowings to fund the net cash requirements and refinance certain existing debt of Nexstar and Media General. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 has been prepared as though the Merger, the divestitures and the debt transactions occurred as of January 1, 2016, and the unaudited pro forma condensed combined balance sheet as of December 31, 2016 has been prepared as if the Merger, the divestitures and the debt transactions occurred as of this date.

The Merger will be accounted for as a business combination. Accordingly, the estimated purchase price has been allocated to the acquired assets, assumed liabilities and noncontrolling interests based upon their estimated fair values. The excess purchase price over the amounts assigned to tangible and intangible assets acquired and liabilities assumed is recognized as goodwill. The preparation of unaudited pro forma condensed combined financial information requires Nexstar management to make estimates and assumptions that affect the amounts reported in such financial information and the notes thereto. Estimates were applied to determine the fair values of assets acquired and liabilities assumed, the fair value of noncontrolling interests, the purchase price, the CVR, the transaction costs that will be incurred, the allocation of proceeds from the divestitures between Nexstar and Media General, the estimated useful lives of fixed assets and intangible assets, and the income tax effects of the pro forma adjustments. The estimated allocation of the purchase price is also preliminary and is subject to mangement’s completion of full valuation procedures to complete a final allocation. In addition, the final purchase price of Nexstar’s acquisition of Media General as of the Closing Date could vary materially from the purchase price used for purposes of the unaudited pro forma condensed combined financial information. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments presented.

The unaudited pro forma condensed combined financial information are based on the historical financial statements of Nexstar and Media General, after giving effect to the pro forma transactions, as well as the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information are presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the pro forma transactions were consummated as of the dates presented herein. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information and the historical financial statements and accompanying notes of Nexstar and Media General.

Nexstar is not aware of any accounting policy differences between Nexstar and Media General that would have a material impact on the combined financial statements, and therefore the unaudited pro forma condensed combined financial information assume there are no differences in accounting policies.

Note 2 – Purchase Price Allocation

The following table summarizes the components of the estimated value of the purchase price (in thousands):

Cash Consideration	$1,376,108
Nexstar Common stock issued (15,670,754 shares)	995,877
Reissued Nexstar Common Stock from treasury (560,316 shares)	35,608
Stock option replacement awards (228,438 options)	10,702
Repayment of Media General debt, including premium and accrued interest	1,687,738
Contingent consideration liability (CVR)	265,200
$4,371,233

The Cash Consideration of the purchase price was based on the total of Media General’s outstanding common stock and equity incentive awards (excluding stock options) immediately before the Closing Date. The Stock Consideration was based on the closing price of Nexstar’s stock on January 13, 2017 of $63.55 and the total of Media General’s outstanding common stock and equity incentive awards (excluding stock options) immediately before the Closing Date. The value of stock option replacement awards was calculated using Black-Scholes analysis based on market conditions as of the Closing Date and Nexstar stock price.

Nexstar also anticipates to receive, later in 2017, approximately $479 million of gross proceeds from the disposition of Media General’s spectrum in the FCC auction. Nexstar does not anticipate any disposition of its spectrum. The value of each CVR was estimated to be worth between $1.70 and $2.10 based on the estimated gross proceeds, less estimated transaction expenses, repacking expenses and taxes as defined in the CVR agreement.

The following table summarizes, as of December 31, 2016, the provisional allocation of the purchase prices to the estimated fair values of the assets to be acquired and liabilities to be assumed in the Merger (in thousands):

Cash and cash equivalents	$40,839
Accounts receivable, net	328,931
Prepaid expenses and other current assets	452,340
Property and equipment, net	525,226
Goodwill	1,727,956
FCC licenses	1,640,600
Other intangible assets, net	1,347,035
Other noncurrent assets, net	52,421
Accounts payable, accrued expenses and other current liabilities	(180,750)
Debt	(410,000)
Deferred tax liabilities	(925,902)
Other noncurrent liabilities	(219,863)
Noncontrolling interests	(7,600)
$4,371,233

The amount allocated to definite-lived intangible assets primarily represents the estimated fair values of network affiliation agreements, customer relationships, developed technology and intangible assets arising from leases. The intangible assets related to the network affiliation agreements will be amortized over 15 years. Other intangible assets will be amortized over an estimated weighted average useful life of 12 years. Property and equipment, excluding land and construction in progress of $112 million, will be depreciated over a weighted-average useful life of 15 years. The FCC licenses are considered to be indefinite-lived intangible assets due to the Company’s historical ability to renew its licenses such that renewals generally may be obtained indefinitely and at little cost. The value assigned to the CVR was based on the estimated gross proceeds from the disposition of Media General’s spectrum in the FCC auction, less estimated transaction expenses, repacking expenses and taxes. The value of the debt assumed represents the outstanding principal balance of the debt adjusted to their fair value, using bid prices as of January 17, 2017.

The provisional purchase price allocation presented above is based upon information available to us at the present time, and is based upon management's estimates of the fair values using valuation techniques including income, cost and market approaches, as well as experience from previous Nexstar and Media General acquisitions of the relative fair values of assets acquired and liabilities assumed. Upon the completion of the valuation analysis and final purchase price allocation, the fair values assigned to the assets acquired and liabilities assumed in the Merger may have a material impact on the combined company’s depreciation and amortization expense and future results of operations. A change in the recognized fair value of definite-lived intangible assets of $1.0 million would result in an approximate change in annual amortization expense of $0.1 million.

Goodwill with an estimated fair value of $1.7 billion is attributable to future synergies and cost reductions resulting from increased purchasing leverage of key expenses, the ability to leverage shared costs across a larger organization, and operational knowledge from experienced management. Management expects that approximately 16% of acquired goodwill, FCC licenses, other intangible assets and property and equipment will be deductible for tax purposes.

Note 3 – Pro Forma Adjustments

The unaudited pro forma condensed combined statement of operations does not include any costs that may result from acquisition and integration activities, nor does it adjust for expected future incremental operating income as a result of synergies and cost savings that are expected to be realized.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments in the unaudited pro forma condensed combined balance sheet, which assumes that the transaction had occurred as of December 31, 2016, are as follows:

(a)	The cash transactions related to the pro forma adjustments are as follows (in thousands):

Cash purchase price, including related fees and expenses	$(1,444,327)
Term loans issuances, net of financing costs and discounts	2,426,010
Other debt related fees	(32,540)
Funds related to the 5.625% Notes previously deposited in escrow	927,799
Repayment of Nexstar and Media General debt, including premium and accrued interest	(2,358,809)
Total payments related to the Merger and debt refinancing	$(481,867)

Net proceeds from Media General Divestitures, net of fees	$367,481
Net proceeds from Nexstar Divestitures, net of fees	114,386
Total net proceeds from station divestitures	$481,867

(b)

Represents the book values of assets and liabilities attributable to the Nexstar Divestitures and the estimated fair values of the assets and liabilities attributable to the Media General Divestitures.

(c)	Represents the difference between the estimated fair values of assets acquired and liabilities assumed and their respective historical book values:

Property and equipment, net	89,218
Goodwill	276,920
FCC licenses	543,500
Other intangible assets, net	579,359
Other noncurrent assets, net	22,485
Debt	10,000
Noncontrolling interests	4,708

(d)

Represents the anticipated gross proceeds from the disposition of Media General’s spectrum in the FCC auction, less estimated transaction expenses, repacking expenses and taxes, or an estimated net proceeds of $442.0 million. This increase was partially offset by the use of pre-funded interest related to the 5.625% Notes of $26.7 million which were previously deposited in an escrow account.

(e)	Represents the use of the gross proceeds from the 5.625% Notes of $900.0 million which were previously deposited in an escrow account, plus investment income earned therein.

(f)

Represents the additional professional fees (financing costs) incurred on the new debt arrangements of $5.2 million, less the allocation of previously recorded financing costs and the additional professional fees incurred at closing related to the term loans of $6.4 million.

(g)

Represents the issuance of new term loans, net of financing costs and discounts, of $2,425.8 million and the elimination of debt financing costs and discounts related to Nexstar’s and Media General’s refinanced debt of $33.5 million, less the repayment of certain Nexstar and Media General debt with an aggregate principal balance of $2,340.8 million.

(h)

Represents the estimated value of contingent consideration liability attributable to the CVR, net of estimated tax effects, of $265.2 million, the recognition of federal and state tax payable of $65.6 million, using a blended statutory state tax rate, resulting from the estimated tax gain on the Media General Divestitures and withholding taxes attributable to the accelerated vesting of certain Media General stock awards of $3.9 million. These increases were offset by the payment of accrued interest and other debt related fees of $21.0 million and various decreases in tax payable of $52.7 million related to (i) investment banking and professional fees, (ii) the elimination of debt financing costs and discounts related to certain refinanced debt of Nexstar and Media General, (iii) other debt related fees, (iv) accelerated vesting of certain Media General stock awards as a result of the Merger, and (v) severance costs.

(i)

Represents the estimated initial value of deferred tax items recorded related to the acquisition. Primarily relates to $306.5 million adjustment to fair values for book purposes that are not recognized for tax purposes, the use of $72.4 million net operating losses attributable to the Media General Divestitures, using a blended statutory tax rate. The pro forma increase also include approximately $176 million deferred tax item attributable to the estimated gross proceeds from the disposition of Media General’s spectrum in the FCC auction.

(j)	Represents the elimination of historical Media General equity balances as required in a business combination.
(k)	Represents the issuance of shares of Nexstar Common Stock and replacement stock options as part of the purchase price.
(l)

Represents the investment banking and professional fees related to the Merger of $35.4 million, other debt related fees of $12.9 million, severance costs of $12.2 million and the elimination of debt financing costs and discounts related to refinanced Nexstar debt of $4.3 million, all net of related tax effects.

(m)	Represents the fees associated with the Media General Divestitures, net of related tax effects.
(n)	Represents the federal and state tax payable of $29.2 million resulting from the estimated taxable gain on the Nexstar Divestitures using a blended statutory tax rate.
(o)

Represents the estimated gain on the Nexstar Divestitures of $66.6 million, less fees associated of $1.3 million and related taxes of $29.2 million using a blended statutory tax rate on the estimated taxable gain.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments in the unaudited pro forma condensed combined statement of operations, which assume that the transactions occurred as of January 1, 2016, are as follows:

(p)

Represents a reclassification of the amortization of the barter program rights of Media General, which were recorded in direct operating expenses in the historical financial statements, to be consistent with Nexstar’s separate presentation of amortization of broadcast rights.

(q)	Represents the elimination of the Merger expenses recorded in the historical financial statements of Nexstar of $8.4 million and Media General of $69.1 million.
(r)	Represents adjustments to depreciation and amortization of assets due to changes in the fair values of the related assets.
(s)

Represents the interest adjustment as if the debt to be incurred in the Merger and to refinance certain Nexstar and Media General debt was outstanding as of January 1, 2016 and the refinanced debt was repaid as of January 1, 2016. The interest rates on the new term loans contain LIBOR components with a weighted-average interest rate of 3.7%. If LIBOR were to increase or decrease by 1/8th of 1.0%, the interest expense would increase or decrease by $3.1 million.

(t)	Represents the tax impact at blended statutory rates of the pro forma adjustments.
(u)	Represents the elimination of amounts recorded in the historical financial statements attributable to the Nexstar Divestitures and the Media General Divestitures.
(v)	Represents the number of Nexstar Common Stock issued to Media General stockholders related to the Merger and the dilutive impact of replacement stock options.